Exhibit 4.10

PROMISSORY NOTE

$[ ⚫ ]	[ ⚫ ]

This Promissory Definitive Agreement (the “Definitive Agreement”) is made by Phoenix Capital Group Holdings, LLC a Delaware limited liability company (“PHOENIX”), and is payable to [ ⚫ ] (the “Investor”). Proceeds of the Definitive Agreement shall be used by PHOENIX for the purpose of purchasing mineral rights and non-operated working interests and associated costs in the Williston, Permian and other shale basins in the United States.

1. Agreement to Pay. For value received, PHOENIX promises to pay to the order of the Investor the principal sum of [ ⚫ ]($[ ⚫ ]) plus interest due thereon of [ ⚫ ]($[ ⚫ ]) (the “Interest”) for an aggregate amount of [ ⚫ ]($[ ⚫ ]) in accordance with the terms of this Definitive Agreement and detailed in the “Payment Schedule” below.

2. Payment Schedule. PHOENIX will pay simple interest on a quarterly basis, with prorated interest being paid in partial quarters. Payments will be issued, both in timing and amount, as detailed in the following schedule:

See Exhibit “A”

3. Pre-Payment: PHOENIX shall have the right at any time and from time to time to prepay the Note in whole or in part without premium or penalty. All payments shall first be applied against accrued interest and the balance shall be applied against the principal.

4. Security: The Notes will be unsecured obligations of the Company.

5. Default: The occurrence of any one or more of the following shall constitute an event of default (an “Event of Default”) under the Note:

A.	Monetary. PHOENIX’s failure to pay any sums payable under the Note within five (5) business days of the Maturity Date;

B.	Performance of Obligation. PHOENIX’s failure to perform any material obligation, covenant or condition under the Note unless waived in writing by the Investor;

C.

Bankruptcy; Insolvency; Dissolution. (i) The filing by PHOENIX of a petition for relief under any other present or future governmental law regarding bankruptcy, reorganization or other debtor relief law applicable to PHOENIX; (ii) the filing against PHOENIX of an involuntary proceeding under any governmental law regarding bankruptcy, reorganization or other debtor relief law applicable to PHOENIX and the failure of PHOENIX to effect a full dismissal of such proceeding within 90 days after the date of filing such proceeding; (iii) a general assignment by PHOENIX for the benefit of creditors; or (iv) PHOENIX applying for, or the appointment of, a receiver, trustee, custodian or liquidator of PHOENIX or any of its property.

6. Remedies: If an Event of Default has occurred and is continuing (subject to any applicable cure period), the Investor shall have the option, upon written notice to PHOENIX, to declare the unpaid principal amount of the Note, together with all accrued but unpaid interest, at once due and payable to the extent permitted by law and to exercise any rights and remedies available at law or in equity. Upon the occurrence of an Event of Default, the remedies of the Investor, as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of the Investor, and may be exercised as often as occasion therefor shall arise. No delay or act of omission or commission on part of the Investor, including specifically any failure to exercise any right, remedy or recourse, shall operate as a waiver or release of any such right, such waiver or release to be effected only through a written document executed by the Investor and then only to the extent specifically set forth in such written waiver. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

7. Cost and Attorney’s Fees: If any Event of Default under the Note shall occur, PHOENIX promises to pay all reasonable costs of collection, including but not limited to all attorneys’ fees, court costs, and expenses incurred by the Investor in connection with such collection whether or not any lawsuit is filed with respect thereto.

8. Waiver: PHOENIX waives grace, protest, demand, presentment for payment and diligence in the collection of the Note, and in the filing of suit hereon, and agrees that its liability and the liability of its successors and assigns for the payment hereof shall not be affected or impaired by any release or change in the security, if any, or by any increase, modification, renewal or extension of the indebtedness or its mode and time of payment.

9. Miscellaneous:

A.

All payments under the Note shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment; provided that a check will be deemed sufficient payment so long as it clears when presented for payment.

B.

The obligations and liabilities of PHOENIX under the Note shall be binding upon and enforceable against PHOENIX and its successors and assigns. The Note shall inure to the benefit of and may be enforced by the Investor and its successors and legal heirs and personal representatives. Notwithstanding anything to the contrary in the Note, the Investor may not assign or otherwise transfer the Note, or any of its rights in the Note, without the express prior written consent of PHOENIX, which consent may be held in the sole discretion of PHOENIX. The issuance of the Note will not be registered under any federal and state securities laws, and as a result, its subsequent transfer is restricted pursuant to the provisions of applicable federal and state securities laws.

C.

If any provision of the Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of the Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the extent permitted by law.

D.	Time is of the essence with respect to the repayment of the Note and of each and every provision hereof.

E.

The Note and each provision hereof may be modified, amended, changed, altered, waived, terminated or discharged only by a written instrument signed by the party sought to be bound by such modification, amendment, change, alteration, waiver, termination or discharge.

10. Extensions Granted by: All endorsers hereunder agree that the holder of the Note the investors in case of non-payment thereof at maturity, or of any installment thereof when due, may grant to PHOENIX any extension or extensions of time of payment thereof, in whole or in part.

11. Waiver of Right to Trial by Jury: Company will waive its right to a trial by jury.

12. Expenses: Investor and Company to bear their own expenses, fees and costs, including those of their respective legal counsel. No finders’ fees, or the like, shall be payable in connection with this transaction.

13. Confidentiality: The parties agree to keep confidential the fact and the contents of this Subscription Agreement and shall not communicate this to any other party without the prior written consent of the other party hereto.

14. Governing Law: This Subscription Agreement and the transaction described herein shall be governed by the laws of the State of Delaware, and the parties agree to submit to the exclusive jurisdiction of the federal and state courts located in the City and County of Denver, Colorado, with respect to any dispute that may arise hereunder or thereunder.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Promissory Definitive Agreement as of the day and year first above written.

PHOENIX CAPITAL GROUP HOLDINGS, LLC

By:
Name: Lindsey Wilson
Title: Manager